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                                                                    EXHIBIT 5.5


                       [Bonn Schmitt Steichen Letterhead]


STATS ChipPAC Ltd.
STATS ChipPAC, Inc.
STATS ChipPAC Test Services, Inc.
STATS Holdings Limited
ChipPAC International Company Limited
STATS ChipPAC (Barbados) Ltd.
ChipPAC Luxembourg S.a.R.L.
ChipPAC Liquidity Management Hungary
   Limited Liability Company
STATS ChipPAC (BVI) Limited
STATS ChipPAC Malaysia Sdn. Bhd.

c/o STATS ChipPAC Ltd.
    10 Ang Mo Kio Street 65
    #05-17/20 Techpoint
    Singapore 569059


Luxembourg, September 2, 2005



RE.: CHIPPAC LUXEMBOURG S.A R.L.


Dear Sirs,

1. We have acted as legal advisers in the Grand-Duchy of Luxembourg in connection with the entry by ChipPAC Luxembourg S.a R.L., a societe a responsabilite limitee incorporated under the laws of Luxembourg, having its registered office at 5, rue Eugene Ruppert, L-2453 Luxembourg, registered with the Luxembourg Registry of Commerce and Companies under number B 69 052 (the "COMPANY"), into the Agreements (as defined below).

     For the purpose of this legal opinion, we have examined copies of the following documents:

     -- a copy of an executed notes indenture dated as of July 19, 2005 (the "INDENTURE") made between STATS ChipPAC Ltd. (the "ISSUER") and U.S. Bank National Association (the "TRUSTEE");

     -- a registration statement on Form F-4 under the Securities Act of 1933, as amended (the "REGISTRATION STATEMENT") made by the Issuer and the Subsidiary Guarantors (as defined in the Subsidiary Guarantee Agreement) relating to the


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          proposed issuance by the Issuer of up to an aggregate principal amount of US$150,000,000 7.5% Senior Notes due 2010 (the "EXCHANGE NOTES");

     -- a copy of an executed subsidiary guarantee agreement (the "SUBSIDIARY GUARANTEE AGREEMENT") dated as of July 19, 2005 among the Subsidiary Guarantors (as defined in the Subsidiary Guarantee Agreement), the Issuer and the Trustee, including the notation of guarantee with respect thereto (the "EXCHANGE NOTE SUBSIDIARY GUARANTEE").

     The aforementioned documents are hereinafter collectively referred to as the "AGREEMENTS".

2. Terms defined in the Agreements shall bear the same meaning herein, unless expressly provided to the contrary.

3. We have further seen the following documents: resolutions of the Board of Managers of the Company dated July 4, 2005 approving the execution of the Registration Statement and the Subsidiary Guarantee Agreement by the Company (the "RESOLUTIONS"), the share register of the Company and the corporate documents of the Company that are available to the public at the Luxembourg Registry of Commerce and Companies at the day of this opinion, including the Company's latest articles of incorporation available.

4. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of the Grand-Duchy of Luxembourg ("LUXEMBOURG") as they stand as of the date hereof and as such laws were as of the date hereof interpreted in published case law of the courts of Luxembourg ("LUXEMBOURG LAW") or, to the extent this opinion concerns documents executed prior to this date, the date of their execution and the period to date. In particular:

     4.1 we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except rules implemented into Luxembourg law or directly applicable in Luxembourg) or, except as specifically set out herein, on any taxation laws of any jurisdiction (including Luxembourg), (ii) that the future or continued performance of a party's obligations or the consummation of the transactions contemplated by the Agreements will not contravene Luxembourg law, its application or interpretation in each case to the extent that such laws, their application or interpretation, are altered in the future, and (iii) with regard to the effect of any systems of law (other than Luxembourg law) even in cases where, under Luxembourg law, any foreign law should be applied, and we therefore assume that any applicable law (other than Luxembourg law) would not affect or qualify the opinions as set out below;

     4.2 we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents (other than this opinion), or for verifying that no material facts or provisions have been omitted therefrom,


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          save in so far as any such matter is the subject matter of a specific opinion herein;

     4.3 Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This opinion may, therefore, only be relied on upon the express condition that any issues of the interpretation or liability arising thereunder will be governed by Luxembourg law and be brought before a court in Luxembourg;

     4.4 we express no opinion on the validity and enforceability of any document except as set out in our opinions in section 6 below;

     4.5 this opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

5.   For the purpose of rendering this opinion, we have assumed:

     5.1 the capacity, power and authority of each of the parties (other than the Company) to execute and deliver the Agreements;

     5.2 the due execution of the Agreements by each of the parties (other than the Company);

     5.3 the due delivery of the Agreements by each of the parties (other than the Company);

     5.4 the conformity to original documents of all copy documents examined by us;

     5.5 the validity of the Agreements and all other documents related to this transaction under their governing laws (other than the laws of Luxembourg) and the laws governing the parties thereto (other than the Company); and

     5.6 that, in respect of each of the Agreements and each of the transactions contemplated by, referred to in, provided for or effected by the Agreements, (i) the parties to the Agreements entered into the same in good faith and for the purpose of carrying out their business,
          (ii) the parties to the Agreements entered into the same on arms' length commercial terms, (iii) the parties to the Agreements entered into the same without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction, and (iv) the entry into the Agreements and the performance of any rights and obligations thereunder are in the best corporate interest of parties to the Agreements.

6. Based on the above assumptions, and subject to the qualifications set out below, we are of the opinion that:

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     6.1  the Company is a company (societe a responsabilite limitee) duly incorporated and validly existing in Luxembourg, with the power to enter into the Agreements to which it is a party and to exercise its rights and perform its obligations under these Agreements; The Company has not been declared bankrupt and, to the best of our knowledge, no steps have been taken for its winding up;

     6.2 all necessary corporate action have been taken, and no other action is required to be taken, to enable the Company to validly execute the Agreements to which it is a party and to exercise its rights and perform its obligations thereunder;

     6.3 the Agreements to which the Company is a party have been duly executed and delivered and the obligations expressed to be assumed by the Company in the Agreements to which it is a party constitute or will constitute its legal, valid and binding obligations enforceable in accordance with their terms;

     6.4 the Exchange Note Subsidiary Guarantee to be endorsed on the Exchange Notes has been duly authorised, and when issued, executed and delivered by the Company in accordance with the terms of the Agreements, will be the legal, valid and binding obligations of the Company, enforceable in accordance with its terms;

     6.5 no further acts, conditions and things are required by Luxembourg law to be done, fulfilled and performed in order to make the Agreements admissible in evidence in Luxembourg, save for what is stated under section 6.6;

     6.6 it is not necessary that the Agreements be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Agreements in accordance therewith, save that a Luxembourg court or a Luxembourg official authority (autorite constituee) has the power to order that the Agreements be registered in which case a registration fee would become payable;

     6.7  neither:

          (i) the execution by the Company of the Agreements to which it is a party; nor

          (ii) any of the obligations expressed to be assumed by the Company in any of the Agreements to which it is a party, nor the performance thereof violates or conflicts with any provision of any Luxembourg law or regulation, or with any provision of the Company's constitutional documents;

     6.8 there is no withholding or other tax or duty imposed by any law, rule or regulation in Luxembourg on any payment to be made by the Company under any of the Agreements, save that payments made pursuant to the Agreements may constitute taxable income in the hands of recipients resident in

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          Luxembourg and/or recipients not resident in Luxembourg but having a permanent establishment or a permanent representative in Luxembourg to which or to whom the Agreements are attributable;

     6.9 the choice of law of the State of New-York, USA as the governing law of the Subsidiary Guarantee Agreement and the Indenture will be upheld as a valid choice of law by the courts of Luxembourg. If any of the Agreements to which the Company is a party are sought to be enforced in Luxembourg in accordance with the laws of the State of New-York, USA, the courts of competent jurisdiction in Luxembourg would recognise the choice of law and apply the laws of the State of New-York, USA, subject to qualification 7.22;

     6.10 the submission to the jurisdiction of the Courts in the Borough of Manhattan, the City of New York, New York by the Company in the Subsidiary Guarantee Agreement and the Indenture is legal, valid and binding and will be upheld by the Luxembourg Courts;

     6.11 the Company shall not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in Luxembourg.

7.   The opinions set forth above are subject to the following qualifications:

     7.1 the obligations of the Company under the Agreements to which it is a party may be limited by the general principles of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors' rights generally (hereafter the "INSOLVENCY LAWS", and the relevant proceedings being referred to collectively as the "INSOLVENCY PROCEEDINGS"), and, in particular:

          -- during a gestion controlee (controlled management) procedure under the Grand-Ducal Decree dated May 24, 1935 on the procedure of gestion controlee, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management;

          -- the obligations of the Company under the Agreements to which it is a party may be affected and, after their performance, subject to annulment by a court on the basis of Article 445 of the Luxembourg Code of Commerce, if these Agreements have been entered into during the suspect period ("periode suspecte"), such period being determined by the court in the judgement opening the Insolvency Proceedings, and preceding the date of such judgement by a maximum of 6 months and 10 days, and if these Agreements constitute or contain, or the performance of such obligations thereunder would constitute (i) a contract for the transfer of movable or immovable property done without consideration, or a contract or transaction done with notably insufficient consideration for the Company or (ii) a payment, whether in cash or by transfer, assignment, sale, set-off or otherwise for debts not yet due, or a payment other than in cash or bills of exchange for debts due, or (iii) a contractual

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               or judiciary mortgage, pledge, or charge on the Company's assets for previously contracted debts;

          -- the obligations of the Company under the Agreements to which it is a party may be affected and after their performance, subject to annulment by a court on the basis of Article 446 of the Luxembourg Code of Commerce, if these Agreements constitute or contain, or the performance of such obligations thereunder would constitute a payment for due debts or an onerous act done by the Company after the stoppage of payments (such date as determined by the court) and prior to the judgement opening Insolvency Proceedings, if the counter-party that has received from or dealt with the Company had knowledge of the stoppage of payments;

          -- regardless of the date of execution and performance, the Agreements may be declared null and void in relation to the Company, if they have been entered into with the fraudulent intent of the parties thereto to deprive other creditors of the insolvent party of their rights (Article 448 of the Code of Commerce);

          -- the obligations of the Company may be affected or limited by the rights of the receiver, liquidator or other court official appointed in the Insolvency Proceedings to selectively perform contracts profitable to the insolvent party's estate and renounce to the performance of contracts which are not profitable to the insolvent party's estate ("cherry-picking"), where such contracts have not been terminated automatically by the opening of the insolvency proceedings on the basis of an express contractual provision, or by operation of law;

     7.2 by application of article 203 of the Luxembourg Code on Commercial Companies a company not respecting any provision of Luxembourg criminal law or Luxembourg Law on Commercial Companies (especially but not limited to the obligations to lodge with the Register and publish the annual accounts) may be put into judicial liquidation upon the application of the Public Prosecutor;

     7.3 the rights and obligations of the Company under the Agreements to which it is a party may be limited by general principles of criminal law, including but not limited to criminal freezing orders;

     7.4 whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against the Company in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro;

     7.5 a Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere;
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     7.6  the expression valid and binding in paragraph 6 above means that the obligations expressed to be assumed by the Company under the Agreements to which the Company is a party are of a type which the Luxembourg courts would treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms, as to which reference is made to the other qualifications expressed in this opinion and to the fact that a remedy such as specific performance or the issue of an injunction or a remedy such as termination for breach of contract are discretionary. In particular, notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy;

     7.7 a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy;

     7.8 a Luxembourg court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg court and a Luxembourg court may not award by way of costs all of the expenditure incurred by a successful litigant in proceeding brought before such court;

     7.9 with respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon the Company, a Luxembourg court would be authorised to examine whether such determination occurred in good faith;

     7.10 with respect to subordination provisions contained in the Agreements, there is, to our knowledge, no Luxembourg case law or legal doctrine on the validity and enforceability (under Luxembourg law) thereof. It is our opinion that Luxembourg courts should admit the validity and enforceability of such provisions establishing contractual arrangements to the extent that they do not grant to a particular creditor a better rank in the distribution of the debtor's assets by impairing the rights of the other creditors, unless said creditors have expressly agreed to their rights being impaired. The principle of pari passu treatment of creditors should not be construed so as to prohibit one or more creditors to limit, or renounce to, their rights in the sense that they dispose of their own rights without altering other creditors' rights

     7.11 if a court would conclude that the transaction was not in the best corporate interest and would decide that it constitutes a misuse of corporate assets and credit of the Company ("abus des biens et du credit de la societe"), then the validity and enforceability of the obligations of the Company under the Agreements may be affected by such decision;

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     7.12 claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim;

     7.13 the Luxembourg courts would not apply a chosen foreign law if the choice was not made bona fide and/or if:

          --   the foreign law was not pleaded and proved; or

          -- if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg international public policy or public order;

     7.14 Luxembourg court may refuse to apply the chosen governing law:

          -- if all elements of the matter are localised in a country other than the jurisdiction of the chosen governing law in which case it may apply the imperative laws of that jurisdiction; or

          -- if the agreement has a strong connection to another jurisdiction and certain laws of that jurisdiction are applicable regardless of the chosen governing law ("lois de police"), in which case it may apply those laws; or

          -- if a party is subject to insolvency proceedings, in which case it apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency;

     7.15 notwithstanding the jurisdiction clause contained in the Agreements, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets located in Luxembourg and such action would most likely be governed by Luxembourg law;

     7.16 the admissibility as evidence of the Agreements before a Luxembourg court or public authority to which the Agreements are produced may require that the Agreements be accompanied by a complete or partial translation in the French or German language;

     7.17 although such orders are rarely made in practice, Luxembourg courts may require the prior registration of the Agreements, or any other document if they were to be produced in a Luxembourg court action, in which case a registration duty would become payable;

     7.18 no opinion is given as to whether the performance of the Agreements would cause any borrowing limits, debt/equity ratios, prudential, regulatory or other applicable ratios or borrowing limits to be exceeded or as to the consequences thereof;

     7.19 other than as referred to in paragraph 6, no opinion is expressed on any tax consequences of the transactions considered;
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     7.20 no opinion is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Agreements (to the extent such representation or warranty relates to factual matters and legal matters other than those covered in this legal opinion) or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them;

     7.21 a severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause;

     7.22 as regards the enforcement in Luxembourg of a civil or commercial judgement delivered in a court of a state different from the Signatory States of the Brussels or the Lugano Convention which is expressed to have jurisdiction in the Agreements (the "Court"), such enforcement would make it necessary to commence recognition and enforcement proceedings before the Luxembourg courts and, in this respect, (i) the enforceable nature of such judgement, (ii) the international jurisdiction of the Court in light of the Luxembourg applicable rules,
          (iii) the jurisdiction of the Court in light of its own domestic applicable rules, (iv) the application of the appropriate law as determined by the Luxembourg rules of conflict of laws, (v) the compliance with the rules of procedure as determined by the law applicable to the Court and (vi) the compliance of such judgement with Luxembourg public order ("ordre public") would be examined;

     7.23 we express no opinion as regards the enforceability of any security interest (including any guarantee) in the Agreements in case the security interest was called in an abusive manner.

8. This opinion is given to you for use in connection with the above transaction. It may not be relied upon by any other person than you or used for any other purpose and neither its contents nor its existence may be disclosed without our written consent, save that its delivery may be referred to as a condition of the closing, it may be disclosed to (but may not be relied upon by) your legal advisors and it may be filed as an exhibit to the Registration Statement.


     This opinion pertains exclusively to matters of Luxembourg law, is governed by Luxembourg law and Luxembourg courts shall have exclusive jurisdiction thereon.


                                               Sincerely yours,

                                          /s/ Bonn Schmitt Steichen

                                            BONN SCHMITT STEICHEN